Exhibit 4.9

DESCRIPTION OF SECURITIES
REGISTERED UNDER SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934
Our common stock, par value $0.01 per share (“Common Stock”), is the only class of our securities registered under the Securities Exchange Act of 1934. We are authorized to issue 400 million shares of Common Stock. Below is a summary of the material rights of our Common Stock. This summary is qualified by reference to the provisions of our Amended and Restated Certificate of Incorporation, as amended through March 6, 2019 (the “Certificate of Incorporation”), and Amended and Restated Bylaws (the “Bylaws”), copies of which are filed as exhibits to our Annual Report on Form 10-K.
Common Stock
Voting Rights. Holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of Common Stock do not have cumulative voting rights in the election of directors.
Dividend Rights. Holders of Common Stock are entitled to receive ratably dividends if, as and when dividends are declared from time to time by our Board of Directors out of funds legally available for that purpose, after payment of dividends required to be paid on outstanding preferred stock, if any. Under Delaware law, we can only pay dividends either out of “surplus” or out of the current or the immediately preceding year’s net profits. Surplus is defined as the excess, if any, at any given time, of the total assets of a corporation over its total liabilities and statutory capital. The value of a corporation’s assets can be measured in a number of ways and may not necessarily equal their book value.
Liquidation Rights. Upon liquidation, dissolution or winding up, the holders of Common Stock are entitled to receive ratably the assets available for distribution to the stockholders after payment of liabilities and accrued but unpaid dividends and liquidation preferences on any outstanding preferred stock.
Other Matters. The Common Stock has no preemptive or conversion rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of our Common Stock are fully paid and non-assessable.
Composition of Board of Directors; Election and Removal of Directors
In accordance with our Certificate of Incorporation and our Bylaws, the number of directors comprising our Board of Directors is determined from time to time by our Board of Directors, and only a majority of the Board of Directors may fix the number of directors. The Board of Directors has taken, and will continue to take, all action necessary to comply with the applicable stock exchange rules, including appointing a majority of independent directors to the Board of Directors, and compensation and nominating and governance committees composed entirely of independent directors.
We currently have ten directors. Our Certificate of Incorporation and our Bylaws provide that, over a period of three years ending with the annual meeting of stockholders to be held in fiscal 2020, our Board of Directors will undergo a declassification of its classified structure. In accordance with our Certificate of Incorporation and our Bylaws, beginning at the annual meeting of stockholders to be held in fiscal 2020 and at each annual meeting of stockholders thereafter, the Board of Directors will not be divided into classes, and all directors will be elected to hold office for a one-year term expiring at the next annual meeting of stockholders. Other than in a contested election where directors are elected by a plurality vote, directors are elected by the vote of the majority of the votes cast, meaning that the number of votes cast “for” a director’s election exceeds the number of votes cast “against” that director’s election.
Each director holds office until his successor is duly elected and qualified or until his earlier death, resignation or removal. Any vacancies on our Board of Directors may be filled only by the affirmative vote of a majority of the remaining directors, even if less than a quorum, subject to the rights of holders of any series of preferred stock. Our Certificate of Incorporation provides that stockholders do not have the right to cumulative votes in the election of directors. At any meeting of our Board of Directors, except as otherwise required by law, a majority of the total number of directors that the company would have if there were no vacancies constitutes a quorum for all purposes.

At any time when the Board of Directors is divided into classes, directors may be removed only for cause, and only by the affirmative vote of the holders of a majority of the votes which all the stockholders would be entitled to cast in any annual election of directors or class of directors.  At any time when the Board of Directors is not divided into classes, directors may be removed with or without cause by the affirmative vote of the holders of a majority of the votes which all the stockholders would be entitled to cast in any annual election of directors or class of directors.  A director may resign at any time by filing his or her written resignation with the Secretary of the company.
Special Meetings of Stockholders
Our Bylaws provide that special meetings of the stockholders may be called by (i) the chairman of the Board of Directors; (ii) a majority of the members of the Board of Directors pursuant to a resolution approved by the Board of Directors, or (iii) the Secretary of the company, following his or her receipt of one or more written demands to call a special meeting of the stockholders from stockholders who Own (as such term is defined in the Bylaws), in the aggregate, at least 25% of the Common Stock that is outstanding as of the record date for determining stockholders entitled to demand a special meeting fixed in accordance with the Bylaws and who otherwise comply with such other requirements and procedures set forth in the Bylaws, as now or hereinafter in effect.  Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.
Section 203 of the DGCL
In our Certificate of Incorporation, we have elected not to be subject to Section 203 of the General Corporation Law of the State of Delaware (the “DGCL”). In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in the manner prescribed therein. A “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns (or, in some cases, within three years prior, did own) 15% or more of the corporation’s voting stock.
Certain Corporate Anti-Takeover Provisions
Certain provisions in our Certificate of Incorporation and Bylaws summarized below may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders.

Preferred Stock
Our Certificate of Incorporation contains provisions that permit our Board of Directors to issue, without any further vote or action by the stockholders, shares of preferred stock in one or more series and, with respect to each such series, to fix the number of shares constituting the series and the designation of the series, the voting rights (if any) of the shares of the series, and the powers, preferences and relative, participation, optional and other special rights, if any, and any qualifications, limitations or restrictions, of the shares of such series.
Removal of Directors; Vacancies
Our Certificate of Incorporation provides that at any time when the Board of Directors is divided into classes, directors may be removed only for cause, and only by the affirmative vote of the holders of a majority of the votes which all the stockholders would be entitled to cast in any annual election of directors or class of directors.  At any time when the Board is not divided into classes, directors may be removed with or without cause by the affirmative vote of the holders of a majority of the votes which all the stockholders would be entitled to cast in any annual election of directors or class of directors.

Vacancies on our Board of Directors may be filled only by a majority of our Board of Directors then in office, even if less than a quorum.
No Cumulative Voting
Our Certificate of Incorporation provides that stockholders do not have the right to cumulative votes in the election of directors. Cumulative voting rights would be available to the holders of our Common Stock if our Certificate of Incorporation did not negate cumulative voting.
No Stockholder Action by Written Consent
Our Certificate of Incorporation provides that any action required or permitted to be taken by the holders of Common Stock may not occur by written consent.
Advance Notice Requirements for Stockholders Proposals and Director Nominations
Our Bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder’s notice generally has to be delivered to and received at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, that in the event that the date of such meeting is advanced more than 30 days prior to, or delayed by more than 60 days after, the anniversary of the preceding year’s annual meeting of our stockholders, a stockholder’s notice to be timely has to be so delivered not earlier than the close of business on the 120th day prior to such meeting and not later than the close of business on the later of the 90th day prior to such meeting or, if the first public announcement of the date of such meeting is less than 100 days prior to the date of such meeting, the 10th day following the day on which public announcement of the date of such meeting is first made. Our Bylaws also specify certain requirements as to the form and content of a stockholder’s notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.
Proxy Access Requirements for Stockholder-Nominated Director Candidates
Our Bylaws provide stockholders with “proxy access,” which permits a stockholder (or a group of not more than 20 stockholders) holding at least 3% of our outstanding Common Stock continuously for at least three years to nominate and include in the company’s proxy materials director nominees constituting up to the greater of two individuals or 20% of the Board of Directors, provided that the nominating holder(s) and the nominee(s) satisfy the requirements specified in the Bylaws, including by providing the company with timely advance notice of the nomination. To be timely, a stockholder’s notice generally has to be delivered to and received by the Secretary of the company at our principal executive offices not less than 120 days nor more than 150 days prior to the anniversary of the date we commenced mailing of our proxy materials (as stated in our proxy materials) in connection with our most recent annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting of stockholders is more than 30 days before or more than 60 days after the first anniversary date of the preceding year’s annual meeting of stockholders, the notice, to be timely, must be so delivered not earlier than the close of business on the 180th day prior to the date of such annual meeting and not later than the close of business on the later of the 150th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 160 days prior to the date of such annual meeting, the 10th day following the day on which public announcement (as defined in the Bylaws) of the date of such meeting is first made by the company. Our Bylaws also specify certain requirements as to the form and content of a stockholder’s notice. These provisions may preclude certain stockholders from nominating director candidates, or certain director candidates from being properly nominated, in each case pursuant to our proxy access provisions.

Delaware Takeover Statute
In our Certificate of Incorporation, we have elected not to be subject to Section 203 of the DGCL, which would have imposed additional requirements regarding certain mergers and other business combinations.
All the foregoing proposed provisions of our Certificate of Incorporation and Bylaws could discourage potential acquisition proposals and could delay or prevent a change in control.
These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board of Directors and to discourage certain types of transactions that may involve an actual or threatened change of control. These same provisions may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interest. In addition, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our Common Stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management.
Amendment of Our Certificate of Incorporation
Our Certificate of Incorporation provides that it may be amended only with the affirmative vote of a majority of the outstanding stock entitled to vote in the election of directors.
Amendment of Our Bylaws
Our Bylaws provide that they may be amended by the vote of a majority of the shares present in person or represented by proxy at a meeting of the stockholders and entitled to vote or by the vote of a majority of the Board of Directors.

Limitation of Liability and Indemnification
Our Certificate of Incorporation limits the liability of our directors to the maximum extent permitted by Delaware law. Delaware law provides that directors will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except with respect to liability:
•	for any breach of the director’s duty of loyalty to us or our stockholders;
•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
•	under Section 174 of the DGCL (governing distributions to stockholders); or
•	for any transaction from which the director derived any improper personal benefit.

However, if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. The modification or repeal of this provision of our Certificate of Incorporation will not adversely affect any right or protection of a director existing at the time of such modification or repeal.
Our Certificate of Incorporation provides that we will, to the fullest extent from time to time permitted by law, indemnify our directors and officers against all liabilities and expenses in any suit or proceeding, arising out of their status as an officer or director or their activities in these capacities. We will also indemnify any person who, at our request, is or was serving as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise. We may, by action of our Board of Directors, provide indemnification to our employees and agents within the same scope and effect as the foregoing indemnification of directors and officers.
The right to be indemnified will include the right of an officer or a director to be paid expenses in advance of the final disposition of any proceeding, provided that, if required by law, we receive an undertaking to repay such amount if it will be determined that he or she is not entitled to be indemnified.
Our Board of Directors may take such action as it deems necessary to carry out these indemnification provisions, including adopting procedures for determining and enforcing indemnification rights and purchasing insurance policies. Our Board of Directors may also adopt bylaws, resolutions or contracts implementing indemnification arrangements as may be permitted by law. Neither the amendment nor the repeal of these indemnification provisions, nor the adoption of any provision of our Certificate of Incorporation inconsistent with these indemnification provisions, will eliminate or reduce any rights to indemnification relating to their status or any activities prior to such amendment, repeal or adoption.
We believe these provisions assist in attracting and retaining qualified individuals to serve as directors.

Listing
Shares of Common Stock are listed on the NYSE under the symbol “BERY.”
Transfer Agent and Registrar
The transfer agent and registrar for our Common Stock is Computershare Trust Company, N.A.